Exhibit 99.1

VINCENT CALARCO ELECTED CHAIRMAN OF NEWMONT’S BOARD OF DIRECTORS, SUCCEEDING WAYNE MURDY

Denver, Colorado, December 19, 2007—Newmont Mining Corporation (NYSE: NEM) announced today Vincent A. Calarco was elected non-executive Chairman of the Board of Directors, effective January 1, 2008. Mr. Calarco succeeds Wayne Murdy as Chairman, who will retire from the Board at the end of the year. Mr. Calarco first joined Newmont’s Board in 2000 and currently serves as Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee.

“I’ve admired Vince for his independence, integrity and sharp intellect,” said Wayne Murdy, who retired as Chief Executive Officer in June. “I’ve appreciated his insight, CEO experience and guidance and I know Newmont’s management team will benefit from his leadership.”

Vincent Calarco was Chairman, President and Chief Executive Officer of Crompton Corporation between 1985 and 2004. He is Director of the Consolidated Edison Inc. and served as President of Uniroyal Chemical Company from 1979 to 1985.

“I look forward to working with Vince in his new role as Chairman of our Board of Directors,” said Richard O’Brien, President and CEO. “I am confident that under Vince’s leadership, the Board will continue to provide the strategic direction and oversight necessary to help Newmont become The Gold Company of Choice through industry leading performance. The Board thanks Wayne for his years of distinguished service to the Company, and we wish him the best in retirement.”

About Newmont:

Founded in 1921 and publicly traded on the NYSE since 1925, Newmont is one of the largest gold companies in the world. Headquartered in Denver, Colorado, the company employs approximately 15,000 people, the majority of whom work at Newmont’s core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in the Dow Jones Sustainability Index-World. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

Investor and Media Contacts:

Newmont:

Investor Contact: John Seaberg 303.837.5743 john.seaberg@newmont.com

Media Contact: Omar Jabara 303.837.5114 omar.jabara@newmont.com

Vincent Calarco Elected Chairman of Newmont’s Board of Directors (December19, 2007)	Page 1 of 1